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                                                                     EXHIBIT 5.1


                 [LETTERHEAD OF HILL, WARD & HENDERSON, P.A.]



                                August 10, 2001



SRI/Surgical Express, Inc.
12425 Racetrack Road
Tampa, Florida 33626

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel for SRI/Surgical Express, Inc. (the "Company"), a Florida corporation, in connection with its registration with the Securities and Exchange Commission (the "SEC") of 413,500 shares of the Company's common stock, $.001 par value (the "Shares"), pursuant to the Company's 1995 Stock Option Plans and 1996 Non-Employee Director Stock Option Plan (collectively the "Plans"). We have examined, among other things, the Plans, the Company's Articles of Incorporation and Bylaws, as amended to date, the records of corporate proceedings of the Company that have occurred before the date of this letter with respect to the Shares, the Registration Statement on Form S-8 to register with the SEC the Shares (the "Registration Statement"), and other documents and representations that we considered necessary to render the opinion expressed in this letter. Based on the foregoing, we are of the opinion that the Company is incorporated and organized under the laws of the State of Florida and its status is active, and the Shares have been validly authorized for issuance and, upon the issuance and delivery of the Shares in accordance with the provisions of the Plans, the Shares will be validly issued, fully paid, and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               HILL, WARD & HENDERSON, P.A.

                                               /s/ David S. Felman

                                               David S. Felman